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                                                                   EXHIBIT 10.10

                              THE HERTZ CORPORATION
                            BENEFIT EQUALIZATION PLAN

The Hertz Corporation, with its principal office at 225 Brae Boulevard, Park Ridge, New Jersey, by action of its Board of Directors, adopted, effective January 1, 1996, a Benefit Equalization Plan (the "Plan") to provide a select group of management and highly compensated employees a program supplementing benefits payable to them under The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Retirement Plan"). This Plan provides equalization benefits that cannot be provided under the tax qualified Retirement Plan because of limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code.

ARTICLE 1. DEFINITIONS

Capitalized words and phrases used herein, but which are not defined herein, shall have the same meaning ascribed to them in the Retirement Plan. In addition, the following definitions shall apply for purposes of this Plan:

1.1    Committee               -    The Pension and Welfare Plans Administration
                                    Committee appointed by the Board under
                                    Article 4.

1.2    Company                 -    The Hertz Corporation

1.3    Employee                -    An employee of the Company

1.4    Equalization Benefit    -    The benefit payable to a Participant
                                    pursuant to this Plan.

1.5    Limitations             -    Limitations on benefits and compensation
                                    imposed on the tax qualified Retirement
                                    Plan by Section 415 and Section 401(a)(17) of the Internal Revenue Code.

1.6    Participant             -    An Employee who meets the participation
                                    requirements of Article 2.

1.7    Retirement Plan         -    The Retirement Plan for the Employees of
                                    The Hertz Corporation (renamed and amended effective as of January 1, 1987 as The Hertz
                                    Corporation Account Balance Defined Benefit
                                    Pension Plan), as amended from time
                                    to time.

1.8    SEP                     -    Supplemental Executive Pension, adopted by
                                    the Company effective January 1, 1992,
                                    as amended from time to time.

1.9    SERP                    -    Supplemental Retirement and Savings Plan of
                                    The Hertz Corporation, adopted by the
                                    Company effective July 1, 1987, as amended from time to time.
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ARTICLE 2. PARTICIPATION IN THE PLAN

An Employee shall become a Participant if, on or after January 1, 1996, his or her Retirement Plan benefits are restricted by the Limitations; provided, however that; a) such Employee does not participate in the SEP or SERP; and b) the Committee does not determine that such Employee is excluded as a member of a "select group of management or highly compensated employees".

ARTICLE 3. EQUALIZATION BENEFITS

3.1 A Participant's Equalization Benefit shall be equal to the difference between the amount that would have been credited to his or her Cash Balance Account under the Retirement Plan without regard to the Limitations and the amount actually credited to his or her Cash Balance Account.

3.2 Subject to Section 3.3, Equalization Benefits shall be payable under the same forms of payment and terms and conditions (including the designation of any Beneficiary upon death) as benefits are payable under the Retirement Plan and shall commence as of the Participant's Annuity Starting Date.

3.3 The Participant shall make a separate election as to the form of payment of Equalization Benefits among such forms which are available under the Retirement Plan. Such election shall be made in accordance with such rules and procedures as established by the Committee; provided, however, that unless such election is made prior to the last day of the calendar year which is at least 12 months prior to the Participant's Annuity Starting Date, the Participant's Equalization Benefit under this Plan shall automatically be paid in the form of a lump sum distribution as soon as practicable after such Annuity Starting Date. Notwithstanding anything in this Plan or the Retirement Plan to the contrary, in the event of the Participant's death, the Participant's Equalization Benefit under this Plan shall automatically be paid to the Participant's Beneficiary in the form of a lump sum distribution as soon as practicable after the Participant's death.

ARTICLE 4. ADMINISTRATION

The Plan shall be administered and interpreted by the Committee composed of the same people who constitute the Pension and Welfare Plans Administration Committee under the Retirement Plan. The Committee is authorized from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan as it may deem necessary or advisable. Each determination, interpretation, or other action by the Committee shall be in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons.

ARTICLE 5. FUNDING

The benefits payable under this Plan shall constitute an unfunded obligation and an unsecured promise of the Company. The Plan constitutes a mere promise by the Company to make Equalization Benefit payments in the future. Payments shall be made, when due, from the general funds of the Company. Anything in
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this Article 5 to the contrary notwithstanding, the Company may establish a grantor trust (or other investment or holding vehicle) to assist it in meeting its obligations under the Plan and may provide for such investments in connection therewith, including the purchase of insurance or annuity contracts, as it may deem desirable; provided that any such investments shall be subject to the claims of the Company's general creditors. No person eligible for a benefit under this Plan shall have any right, title, or interest in any assets held to assist the Company to pay Equalization Benefits.

ARTICLE 6. AMENDMENT AND TERMINATION

6.1 While the Company intends to maintain this Plan in conjunction with the Retirement Plan for so long as desirable, the Company reserves the right to amend or to terminate this Plan by action of its Board, in its sole discretion, for whatever reason it may deem appropriate. No amendment to the Plan, however, shall reduce the Equalization Benefits accrued as of the effective date of such amendment.

6.2 In the event the Company terminates the Plan, a Participant's Equalization Benefit shall be the amount determined under Section 3.1 as of the date of such termination.

ARTICLE 7. GENERAL PROVISIONS

7.1 Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish or pledge the same shall be void. No such benefits will in any manner be liable for or subject to the debts, liabilities, engagement, or torts of any Participant or other person entitled to receive the same, and if such person is adjudicated bankrupt or attempts to anticipate, assign, or pledge any such benefits, the Committee shall have the authority to cause the same or any part thereof to be held or applied to or for the benefit of such Participant, his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper.

7.2 To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with the defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's responsibilities under any applicable law. This shall not include actions which may be held to include criminal liability under applicable law. The provisions of this Section 7.2 shall survive termination of the Plan.

7.3 If a Participant or Beneficiary entitled to receive any Equalization Benefits is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of Equalization Benefits will be made to the duly appointed legal guardian or representative of such minor incompetent or to such other legally appointed person as the Committees may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.
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7.4      The Company shall have the right to deduct from any Equalization
         Benefits payments any taxes required to be withheld with respect to such payments.

7.5 Nothing contained in the Plan shall be construed as a contract of employment between the Company and any participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to terminate the employment of any of its employees, with or without cause, and with or without notice, at any time, at the option of the Company.

7.6 Any masculine personal pronoun shall be considered to mean also the corresponding female or neuter personal pronoun, as the context requires.

7.7 The provisions of this Plan shall be construed in accordance with the laws of the State of Delaware.
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                                  Amendment To
                              The Hertz Corporation
                            Benefit Equalization Plan

         The Hertz Corporation Benefit Equalization Plan (the "BEP"), effective January 1, 1996, is hereby amended as follows, effective as of January 1, 2005:

         Notwithstanding anything contained, in this Plan to the contrary, no otherwise permissible distribution is allowed that would trigger taxation of any amount under section 409(A) of the Internal Revenue Code of 1986, as amended.